Exhibit 23.1

To Whom It May Concern:

We hereby consent to the incorporation by reference in (i) the Registration Statement on Form S-3 (File Number 333-284142), (ii) the Registration Statement on Form S-3 (File Number 333-272197), (iii) the Registration Statement on Form S-3 (File Number 333-264830), (iv) the Registration Statement on Form S-3 (File Number 333-263998), (v) the Registration Statement on Form S-8 (File Number 333-276417), and (vi) the Registration Statement on Form S-1 (File Number 333-289230) for Sunshine Biopharma Inc. (the "Company") of our report dated April 1, 2025, relating to the consolidated financial statements of the Company for the year ended December 31, 2024, which appears in this Annual Report on Form 10-K.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
April 3, 2026